Exhibit 99.1

OncoSec Medical Announces Reverse Stock Split in Preparation for Proposed Uplisting to NASDAQ Capital Market

SAN DIEGO — May 14, 2015 — OncoSec Medical Inc. (“OncoSec”) (OTCQB: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced that its Board of Directors has approved a 1-for-20 reverse stock split of the company’s authorized, issued and outstanding common stock in preparation for its proposed listing of its common stock on the NASDAQ Capital Market. The reverse stock split will become effective with the Secretary of State of Nevada on May 18, 2015 and the company’s common stock will begin trading on a split-adjusted basis upon Financial Industry Regulatory Authority (FINRA) approval.

“This reverse stock split represents a critical milestone for OncoSec as we intend to uplist to a national securities exchange to attract a broader, more diverse shareholder base,” said Punit Dhillon, CEO and President of OncoSec. “We believe that this is the next logical step for our company as we continue to enhance our intratumoral immunotherapy technology and advance our clinical pipeline. With the support of our shareholders, we look forward to validating our ImmunoPulse™ technology in clinical and preclinical studies, generating more value for our investors, and securing our place in this long-awaited revolution in cancer treatment.”

At the effective time of the 1-for-20 reverse stock split, every 20 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding common stock, and the authorized shares of common stock will be reduced from 3,200,000,000 to 160,000,000 shares. All fractional shares of common stock will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, the company will have approximately 12,350,132 shares of common stock outstanding.

OncoSec’s common stock will trade under the ticker symbol “ONCSD” for a period of 20 business days after the reverse stock split has been effected in the marketplace, and the common stock will also trade under a new CUSIP number of 68234L207. Before any listing of the common stock on the NASDAQ Capital Market could occur, NASDAQ will need to approve the company’s application for listing after the reverse stock split is completed.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of the company’s common stock will be automatically adjusted. Those shareholders holding common stock in “street name” will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

If a shareholder holding a paper stock certificate would like to send the certificate to the company’s transfer agent for exchange, then the transfer agent will issue a new stock certificate reflecting the terms of the reverse stock split to such requesting shareholder.  In that event, stock certificates could be mailed to the company’s transfer agent at the following address:

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, Nevada 89501

All of the company’s options, warrants and other convertible securities that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options, warrants and other convertible securities are exercisable or convertible by 20 and multiplying the exercise or conversion price thereof by 20, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities.

For additional insight into the company’s reverse stock split and future plans, please visit the “CEO’s Perspective” on OncoSec’s website: http://oncosec.com/ceo-perspective-reverse-split-and-uplisting.

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biopharmaceutical company developing its investigational ImmunoPulse™ intratumoral cancer immunotherapy. OncoSec’s core technology is designed to enhance the local delivery and uptake of DNA IL-12 and other DNA-based immune-targeting agents. Clinical studies of ImmunoPulse™ have demonstrated an acceptable safety profile and preliminary evidence of anti-tumor activity in the treatment of various skin cancers, as well as the potential to initiate a systemic immune response limiting the systemic toxicities associated with other treatments. OncoSec’s lead program evaluating ImmunoPulse™ for the treatment of metastatic melanoma is currently in Phase II development, and is being conducted in collaboration with several prominent academic medical centers. As the company continues to evaluate ImmunoPulse™ in its current indications, it is also focused on identifying and developing new immune-targeting agents, investigating additional tumor indications, and evaluating combination-based immunotherapy approaches. For more information, please visit www.oncosec.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements,” including statements regarding, among other things, the effectiveness of the reverse stock split, including FINRA’s approval thereof, the company’s plans to list its common stock on the NASDAQ Capital Market or any other national securities exchange, and the impact the reverse stock split or any such listing may have on the company’s business, prospects and/or stock price. Forward-looking statements are based on management’s current views, assumptions and preliminary expectations and are subject to risks and uncertainties, which may cause actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the timing and decisions of regulators regarding proposed company actions, which are largely out of our direct control, our ability to raise additional funding, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

Investor Relations:

Jordyn Kopin

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com

Media Relations:

Mary Marolla

OncoSec Medical Inc.

855-662-6732

media@oncosec.com